Exhibit 3.12

ANCESTRY INTERNATIONAL HOLDINGS LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made effective as of the 20th day of March, 2013, by the party listed on the signature page hereof (the “Member”).

RECITALS

A. The authorized person has created a limited liability company, to be called Ancestry International Holdings LLC (the “Company”), under and pursuant to the Delaware Limited Liability Company Act codified at Del. Code Ann. tit. 6, §§18-101 to

18-1109 (the “Act”), for the purpose of investing, reinvesting and managing the assets of the Company and engaging in other business activities authorized under the Act.

B. The rights, powers, duties and obligations of the Member and the Managers, and the management, operations and activities of the Company, shall be governed by this Agreement.

TERMS OF AGREEMENT

In furtherance of the foregoing Recitals, the Member declares as follows:

Article 1

Organization

1.1 Formation: Name. The Member has executed this Agreement for the purpose of establishing and governing the Company. The name of the Company shall be “Ancestry International Holdings LLC.”

1.2 Articles of Organization: Foreign Qualification. The Company has been formed by the delivery of a Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Act. The Member or the Managers, as applicable, shall execute such further documents and take such further action as is necessary or appropriate from time to time to comply with the requirements for the operation of a limited liability company in the State of Delaware and in any other jurisdictions where the Company conducts its business.

1.3 Liability to Third Parties. The Member shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

Article 2

Purposes and Powers,

Registered Agent, and Term Of Company

2.1 Purposes and Powers. The Company has been formed for the purpose of (a) investing and reinvesting any assets invested (as capital contributions) by the Member in the Company, and (b) conducting any business that may lawfully be conducted by a limited liability company formed under the Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.

2.2 Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be as designated by the Managers from time to time.

2.3 Term. The term of the Company commenced on the date the Certificate of Formation of the Company was filed with the Delaware Secretary of State and shall continue until the Company is dissolved or terminated pursuant to law or the provisions of this Agreement.

Article 3

Capital Contributions

3.1 Member’s Contributions. The Member shall make contributions of capital to the Company from time to time in such amounts as may be determined by the Managers in their sole discretion.

3.2 Return of Contributions. The Member shall be entitled to the return of its contributions of capital to the Company upon the terms and conditions contained in this Agreement. No interest shall be due or payable on either the Member’s capital account or its capital contribution. Any unreturned capital contribution shall not be a liability of the Company.

Article 4

Profits and Losses; Distributions; Accounting Matters

4.1 Allocation of Profits and Losses. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member.

4.2 Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Managers may cause the Company from time to time to make distributions to the Member.

4.3 Books, Fiscal Year.

(a) The books of the Company shall be kept on such basis as determined by the Managers. The Managers shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions and proceedings under this Agreement.

(b) The fiscal year of the Company shall be the calendar year.

4.4 Tax Returns. The Managers shall cause to be prepared and filed any and all necessary federal and state tax returns for the Company.

Article 5

Management

5.1 Management Authority. Management of the Company shall be vested exclusively in the Managers. For this purpose, “Managers” shall mean Howard Hochhauser and William Stern or any person or entity elected or appointed to succeed either of them and manage the business of the Company as provided in Section 5.2. Each Manager shall have the power and authority to conduct the business of the Company. The Managers are hereby expressly authorized on behalf of the Company to make all decisions with respect to the Company’s business and to take all actions necessary to carry out such decisions, except to the extent the Act requires otherwise. All documents executed on behalf of the Company need only be signed by one of the Managers.

5.2 Tenure and Removal. A Manager shall hold office until he resigns, dissolves, dies, becomes bankrupt or incompetent or is removed by the Member. The Member may elect someone else to fill the vacancy and serve as the Manager. The Member may also appoint additional Managers from time to time.

5.3 Member Participation in Management. The Member, in its capacity as a Member, shall take no part in the control, management, direction or operation of the affairs of the Company, except as specifically required pursuant to the Act, and shall have no power to bind the Company.

Article 6

Indemnification

6.1 Indemnification of Member. The Company shall indemnify the Member and the Managers to the fullest extent permitted by law, and save and hold the Member and the Managers harmless from, and in respect of, all of the following: (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against the Member, the Managers or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (2) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise of any such claim, action or demand.

Article 7

Dissolution, Liquidation and Termination of the Company

7.1 Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:

(a) the written election of the Member to dissolve; and

(b) an entry of a decree of judicial dissolution of the Company.

7.2 Liquidation and Termination. On dissolution of the Company, the Managers shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article 7.

7.3 Payment of Debts. The assets shall first be applied to the payment of the liabilities of the Company and the expenses of liquidation.

7.4 Remaining Distribution. The remaining assets shall then be distributed to the Member.

7.5 Reserve. Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article 7.

7.6 Certificate of Cancellation. Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

Article 8

Amendments

This Agreement may be amended only by action of the Member.

Article 9

Miscellaneous

9.1 Governing Law. The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

9.2 Titles and Captions. All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

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IN WITNESS WHEREOF, the Member has caused this Agreement to be executed and delivered by its duly-authorized representative as of the day and year first above written.

ANCESTRY.COM OPERATIONS INC.

By:

Name:	William Stern
Title:	General Counsel & Corporate Secretary